SECOND ALLONGE TO WARRANT TO PURCHASE 1,092,621 SHARES

This Second Allonge (this “Second Allonge”) to that certain Warrant issued by Mandalay Media, Inc. (the “Company”) to ValueAct Smallcap Master Fund, L.P. (“Holder”), as amended by the Allonge dated as of October 23, 2008 (the “First Allonge”), to purchase up to a total of 1,092,621 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company, at an original exercise price equal to $5.00 per share (the “Warrant”), is made and entered into as of August 11, 2009, by and between the Company and the Holder, and is firmly affixed to and made a part of the Warrant.
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree that the Warrant is hereby amended as set forth below.  Capitalized terms used but not defined herein shall have the meaning set forth in the Warrant.

1.           The introductory paragraph of the Warrant is hereby replaced in its entirety with the following:

“Mandalay Media, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, VALUEACT SMALLCAP MASTER FUND, L.P. or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 1,092,621 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), at an exercise price equal to the lesser of (i) $1.25 per share and (ii) the exercise price per share for any warrant to purchase shares of Common Stock issued to Vivid Entertainment, LLC (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including July 14, 2010 (the “Expiration Date”), and subject to the following terms and conditions:”

2.           All references to the “Warrant” and any other instrument or document delivered in connection therewith shall be deemed to mean the Warrant as amended by this Second Allonge and the First Allonge.

3.           As hereby amended, the Warrant is hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, THE EXECUTION hereof as an instrument under seal as of the date first set forth above and shall be governed by the laws of the State of New York.

MANDALAY MEDIA, INC.

By:	/s/ James Lefkowitz

Name:	James Lefkowitz

Title:	President

VALUEACT SMALLCAP MASTER FUND, L.P.
By: VA Smallcap Partners, LLC, its General Partner

By:	/s/ David Lockwood

Name:	David Lockwood

Title:	Managing Member

[Signature Page to Second Allonge to Warrant to Purchase 1,092,621 Shares]